Exhibit 5

PITNEY, HARDIN, KIPP & SZUCH LLP

(MAIL TO) P.O. BOX 1945 MORRISTOWN, NEW JERSEY 07962-1945 __________ (DELIVERY TO) 200 CAMPUS DRIVE FLORHAM PARK, NEW JERSEY 07932-0950 (973) 966-6300 FACSIMILE (973) 966-1550	NEW YORK, NEW YORK (212) 297-5800 FACSIMILE (212) 682-3485 RED BANK, NEW JERSEY (732) 224-1200 FACSIMILE (732) 224-3630 BRUSSELS, BELGIUM 32-02-514-54-19 FACSIMILE 32-02-514-16-59

January 14, 2004

Eos International, Inc.

199 Elm Street

New Canaan, Connecticut 06840

Re:	Eos International, Inc.
Registration Statement on Form S-1 to be Filed with SEC on January 14, 2004

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale of 85,381,594 outstanding shares of common stock (the “Securities”) of Eos International, Inc., a Delaware corporation (the “Company”), as described in the Registration Statement.

We have acted as counsel for the Company in connection with the registration for resale of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies.

We express no opinion as to federal law or the law of any jurisdiction other than the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law).

Based upon the foregoing, we are of the opinion that the Securities were duly authorized by the Company and are validly issued, fully paid, and non-assessable and will remain so upon re-sale in accordance with the registration statement.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

PITNEY, HARDIN, KIPP & SZUCH LLP